Exhibit 99.1

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS REPORTS FOURTH QUARTER 2003 AND ANNUAL FINANCIAL RESULTS

Results for the Quarter and Year Ended December 31, 2003 in Line with Expectations

AUSTIN, TX, February 27, 2004 – Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter and year ended December 31, 2003, reporting progress during these periods in its research and development programs and clinical trial programs.

Introgen reported a net loss of $5.4 million, or $0.22 per share, for the quarter ended December 31, 2003. These results compare to a net loss of $4.4 million, or $0.19 per share, for the previous quarter ended September 30, 2003, which included a one-time gain of $350,000 related to the settlement of certain litigation in the Company’s favor, and a net loss of $5.6 million, or $0.26 per share, for the comparable prior year quarter ended December 31, 2002.

During the quarter ended December 31, 2003, cash and cash equivalents increased $13.8 million as a result of net proceeds of $18.6 million from the sale of common stock during the quarter offset by $4.8 million used to fund operations during the quarter. At December 31, 2003, Introgen had cash and cash equivalents of $36.4 million.

Revenue was $2,000 for the quarter ended December 31, 2003, compared to revenue of $170,000 for the quarter ended December 31, 2002. Operating expenses were $5.6 million for the quarter ended December 31, 2003, compared to $5.0 million for the quarter ended September 30, 2003 and $5.9 million for the quarter ended December 31, 2002.

For the year ended December 31, 2003, Introgen reported a net loss of $19.3 million, or $0.84 per share, compared to a net loss for the year ended December 31, 2002 of $26.1 million, or $1.22 per share. Revenue for the year ended December 31, 2003 was $304,000, compared to revenue for the year ended December 31, 2002 of $1.2 million. Operating expenses were $21.1 million for the year ended December 31, 2003 compared to $28.2 million for the year ended December 31, 2002.

Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. EST today. Interested parties can access a live Internet broadcast at www.introgen.com. For those unable to listen to the broadcast the call will be archived at Introgen’s Website at www.introgen.com in the Investor Relations section.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but without limitation, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	DECEMBER 31,	DECEMBER 31,
	2003	2002
	(Thousands)
CASH AND CASH EQUIVALENTS	36,398	23,467
OTHER CURRENT ASSETS	302	812
PROPERTY AND EQUIPMENT, NET	7,502	8,742
OTHER ASSETS	281	295

TOTAL ASSETS	$44,483	$33,316

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$5,608	$5,427
NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION	6,714	7,435
OTHER LONG TERM LIABILITIES	876	619

TOTAL LIABILITIES	13,198	13,481

TOTAL STOCKHOLDERS’ EQUITY	31,285	19,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,483	$33,316

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
	(Thousands except per share information.)
CONTRACT MANUFACTURING, GRANT AND OTHER REVENUE	$2	$170	$304	$1,173

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,100	4,375	14,973	21,512
GENERAL AND ADMINISTRATIVE	1,505	1,559	6,102	6,722

TOTAL OPERATING EXPENSES	5,605	5,934	21,075	28,234

LOSS FROM OPERATIONS	(5,603)	(5,764)	(20,771)	(27,061)
INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	196	132	1,445	932

NET (LOSS)	$(5,407)	$(5,632)	$(19,326)	$(26,129)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.22)	$(0.26)	$(0.84)	$(1.22)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	24,562	21,483	22,902	21,471